QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on September 10, 2002

Registration No. 333-38612

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FAO, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	95-3971414 (I.R.S. Employer Identification Number)

2520 Renaissance Boulevard
King of Prussia, Pennsylvania 19406
(Address of Principal Executive Offices) (Zip Code)

1995 Non-Employee Directors Option Plan
(Full title of the Plan)

Mr. Jerry R. Welch
President and Chief Executive Officer
2520 Renaissance Boulevard
King of Prussia, Pennsylvania 19406
(Name and Address of Agent For Service)

(610) 292-6600
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum Aggregate offering Price	Amount of registration fee(1)

N/A	N/A	N/A	N/A	N/A

(1)
No additional securities are to be registered, and registration fees were paid upon filing of the original registration statement on Form S-8 (File No. 333-38612). Therefore, no further registration fee is required.

EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-38612), is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), by FAO, Inc., a Delaware corporation ("FAO Delaware" or the "Registrant"), which is the successor to F.A.O., Inc., a California corporation ("FAO California"), following a statutory merger effective on September 10, 2002 (the "Merger") effected for the purpose of changing FAO California's state of incorporation to Delaware. Prior to the Merger FAO Delaware had no assets or liabilities other than nominal assets or liabilities. In connection with the Merger, FAO Delaware succeeded by operation of law to all of the assets and liabilities of FAO California. The Merger was approved by the shareholders of FAO California at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Pursuant to Rule 414(d) under the Securities Act of 1933, except as modified by this amendment, the Registrant hereby expressly adopts FAO California's Registration Statement on Form S-8 (File No. 333-38612) as the Registrant's own registration statement for all purposes of the Securities Act and the Exchange Act, which registration statement relates to shares of common stock issuable in connection with FAO California's 1995 Non-Employee Directors Option Plan (the "Plan"). From and after the Merger, common stock of the Registrant will be used in lieu of the common stock of FAO California whenever common stock is required to be issued under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
(as updated through the date of this Registration Statement)

Item 3. Incorporation of Documents by Reference.

        The following documents are hereby incorporated by reference into this Registration Statement:

  (1)
  The Registrant's Annual Report on Form 10-K for the fiscal year ended February 2, 2002, as amended.

  (2)
  The Registrant's Current Report on Form 8-K, dated March 26, 2002 (filed April 9, 2002).

  (3)
  The Registrant's Current Report on From 8-K, dated March 26, 2002 (filed May 1, 2002), as amended.

  (4)
  The Registrant's Quarterly Report on Form 10-Q, for the quarterly period ended May 4, 2002.

  (5)
  The Registrant's Current Report on Form 8-K, dated June 4, 2002 (filed June 5, 2002).

  (6)
  The Registrant's Current Report on Form 8-K, dated March 26, 2002 (filed August 26, 2002).

  (7)
  The Registrant's Current Report on Form 8-K, dated September 10, 2002.

        All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part thereof from the date they are filed.

Risks Related to Arthur Andersen LLP

        You may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in our financial statements incorporated by reference into this Registration Statement.

        We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to the inclusion of its report in this Registration Statement, and we have not filed that consent in reliance on Rule 437a promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Because Arthur Andersen has not consented to the inclusion of its report in this Registration Statement, your ability to assert claims against Arthur Andersen may be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen under Section 11(a)(4) of the Securities Act for untrue statements of a material fact, if any, contained in the financial statements audited by Arthur Andersen or omissions to state a material fact, if any, required to be stated in those financial statements.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Under Section 145 of the Delaware General Corporation Law, we are empowered to indemnify our directors and officers as provided therein. Our certificate of incorporation provides that we will indemnify each person who is or was a director of officer of the company, or is or was serving at our request as a director of officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

        Under the Delaware General Corporation Law, such indemnification provision may not eliminate or limit director monetary liability for: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve the company or its directors from the necessity of complying, with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

        In effect, under the Delaware General Corporation Law provision, a director of the company could not be held liable for monetary damages to the company or its stockholders for gross negligence or lack of due care in carrying out his or her fiduciary duties as a director so long as such gross negligence or lack of due care does not involve bad faith or a breach of his or her duty of loyalty to the company.

        Our bylaws provide that each director, officer or employee who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of ours or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, is to be indemnified and held harmless by us to the fullest extent permitted or required by the Delaware General Corporation Law against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided below with respect to proceedings to enforce rights to indemnification, we are required to indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the proceeding (or part thereof) was authorized by our board.

        This right to indemnification includes the right to have paid by us the expenses (including, without limitation, attorneys' fees and expenses) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law so requires, such an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to us of an undertaking by or on behalf of such indemnitee to repay all amounts so advanced, if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under our bylaws or otherwise. The rights to indemnification and to the advancement of expenses conferred in our bylaws are contract rights and these rights continue as to an indemnitee who has ceased to be a director, officer, employee or agent and inure to the benefit of the indemnitee's heirs, executors and administrators.

        The rights to indemnification and to the advancement of expenses conferred in our bylaws are not exclusive of any other right which any person may have or hereafter acquire under any statute, our certificate of incorporation, our bylaws, or any agreement, vote of stockholders or disinterested directors or otherwise.

        The Registrant is party to indemnification agreements with certain of the former directors and executive officers of its predecessor issuer, F.A.O., Inc., a California corporation.

        Under the indemnification agreements:

  •
  the Registrant must indemnify such individuals to the fullest extent permitted by applicable law;

  •
  the Registrant must advance costs and expenses incurred by the officer or director in defending or investigating an action, and if the Registrant advances such payments and such person is not entitled to indemnification, then he or she must repay such amounts to the Registrant;

  •
  an officer or director may petition the court to require the Registrant to pay the amounts agreed to in the agreements; and

  •
  if such officer or director is successful in making such a request to the court, he or she is entitled to the court costs incurred.

        The benefits of the indemnification agreements are not available to the extent the officer or director:

  (1)
  has already received payment (under any insurance policy, bylaw or otherwise) of the amounts otherwise indemnifiable under his or her indemnification agreement;

  (2)
  has a judgment rendered against him or her in a proceeding for an accounting of profits made from the purchase or sale of securities of the Registrant under the provisions of Section 16(b) of the Exchange Act, or under similar provisions of any federal, state or local laws; or

  (3)
  has committed an act, transaction or omission for which he or she may not be relieved of liability under applicable law.

        We generally maintain insurance, at our expense, to protect us and any of our directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust or other enterprise who serve in such capacity as our agents, against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        We may, to the extent authorized from time to time by our board, grant rights to indemnification and to the advancement of expenses to any of our employees or agents to the fullest extent of the provisions of our bylaws with respect to the indemnification and advancement of expenses of our directors and officers.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and between FAO, Inc. and F.A.O., Inc., dated August 23, 2002.(1)
3.1	Certificate of Incorporation of FAO, Inc., dated March 26, 2002.(2)
3.2	Bylaws of FAO, Inc., as last amended August 22, 2002.(1)
4.1	Form of FAO, Inc. Common Stock Certificate.(1)
5.1	Opinion of Fulbright & Jaworski L.L.P.
23.1	Consent of Fulbright & Jaworski L.L.P. (included with Exhibit 5.1).
24.1	Power of Attorney (see page 6).
99.1	1995 Non-Employee Directors Option Plan.(3)

(1)
Previously filed as an Exhibit to FAO, Inc.'s Current Report on Form 8-K dated September 10, 2002.

(2)
Previously filed as an Exhibit to FAO, Inc.'s Current Report on Form 8-K dated March 26, 2002 (filed August 26, 2002).

(3)
Previously filed as an Exhibit to F.A.O., Inc.'s Registration Statement on Form S-8 related to the 1995 Non-Employee Directors Option Plan, dated February 13, 1997.

Item 9. Undertakings.

  (a)
  The undersigned Registrant hereby undertakes

  (1)
  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table on this Registration Statement);

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

    (2)
    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3)
    to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

  (b)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on this 10th day of September, 2002.

FAO, INC.
By:	/s/ JERRY R. WELCH Name: Jerry R. Welch Title: President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry R. Welch, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully so or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JERRY R. WELCH Jerry R. Welch	President, Chief Executive Officer and Director	September 10, 2002
/s/ RICHARD A. KAYNE Richard A. Kayne	Director	September 10, 2002

Fred Kayne	Chairman of the Board, Director
/s/ JILL T. HIGGINS Jill T. Higgins	Director	September 10, 2002
/s/ ANDREW FESHBACH Andrew Feshbach	Director	September 10, 2002

/s/ ROBERT R. HOLLMAN Robert R. Hollman	Director	September 10, 2002
/s/ HOWARD M. ZELIKOW Howard M. Zelikow	Director	September 10, 2002
/s/ RAYMOND P. SPRINGER Raymond P. Springer	Chief Financial Officer (Principal Financial and Accounting Officer)	September 10, 2002

QuickLinks

EXPLANATORY NOTE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT (as updated through the date of this Registration Statement)
  Item 3. Incorporation of Documents by Reference .
  Item 4. Description of Securities .
  Item 5. Interests of Named Experts and Counsel .
  Item 6. Indemnification of Directors and Officers .
  Item 7. Exemption from Registration Claimed .
  Item 8. Exhibits .
  Item 9. Undertakings .
SIGNATURES
POWER OF ATTORNEY